Exhibit 5.1

June 16, 2020

Hillenbrand, Inc.

One Batesville Boulevard

Batesville, IN 47006

Re: Offering of 5.7500% Senior Notes due 2025

Ladies and Gentlemen:

We have served as special counsel to Hillenbrand, Inc., an Indiana corporation (the "Company"), Batesville Casket Company, Inc., an Indiana corporation ("Batesville Casket"), Batesville Manufacturing, Inc., an Indiana corporation ("Batesville Manufacturing"), and Batesville Services, Inc., an Indiana corporation ("Batesville Services," and together with Batesville Casket and Batesville Manufacturing, the "Indiana Guarantors") in connection with the sale to the several underwriters named in the Underwriting Agreement (as defined below) by the Company of $400,000,000 aggregate principal amount of 5.7500% Senior Notes due 2025 (the "Notes") and the guarantee of the Notes by certain subsidiaries of the Company, including the Indiana Guarantors (the guarantees by the Indiana Guarantors, the "Guarantees," and together with the Notes, the "Securities"), in each case, pursuant to the terms of that certain Underwriting Agreement (the "Underwriting Agreement"), dated as of June 9, 2020, by and among the Company, HSBC Securities (USA) Inc., Citizens Capital Markets, Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC, on behalf of themselves and as the representatives of the several underwriters named on Schedule 1 thereto (collectively, the "Underwriters"). The Securities are being issued pursuant to the Indenture, dated as of July 9, 2010 (the "Base Indenture" and as supplemented by the Supplemental Indenture (as defined below), the "Indenture"), by and between the Company and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by that certain Fourth Supplemental Indenture, dated June 16, 2020, by and among the Trustee, the Company, the Indiana Guarantors and the other subsidiary guarantors of the Company party thereto (the "Supplemental Indenture").

In connection herewith, we have examined:

(1)	The automatic shelf registration statement on Form S-3 (File No. 333-233688) (the "Registration Statement") covering the Securities, filed by the Company and the subsidiary guarantor registrants named therein with the Securities and Exchange Commission (the "Commission") on September 9, 2019, under the Securities Act of 1933, as amended (the "Securities Act");

(2)	The Underwriting Agreement;

Hillenbrand, Inc.

June 16, 2020

(3)	The Indenture;

(4)	The Notes;

(5)	The Guarantees;

(6)	The prospectus dated September 9, 2019 (the "Base Prospectus") as supplemented by the Prospectus dated June 9, 2020 related to the Securities (together, the "Prospectus");

(7)	The articles of incorporation and bylaws of the Company and each of the Indiana Guarantors, as in effect on the date hereof and as certified by the applicable Secretary, Assistant Secretary or other appropriate representative of the Company or the Indiana Guarantors (the "Organizational Documents"); and

(8)	Certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of the Company and each of the Indiana Guarantors, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The documents referenced as items (1) through (5) above are collectively referred to as the "Transaction Documents." The documents referenced as items (1) through (8) above are collectively referred to as the "Reviewed Documents."

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company and of the Indiana Guarantors, certificates of public officials and officers or other appropriate representatives of the Company and the Indiana Guarantors, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission's Electronic Data Gathering Analysis and Retrieval system ("EDGAR") or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals or such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Company and the Indiana Guarantors.

Hillenbrand, Inc.

June 16, 2020

In connection herewith, we have assumed that, other than with respect to the Company and the Indiana Guarantors, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture, and issued and delivered to the Underwriters in exchange for payment for the Notes in accordance with the terms of the Underwriting Agreement, the Securities will be validly issued and constitute valid and binding obligations of the Company and the Indiana Guarantors, as applicable, enforceable in accordance with their terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)               Our opinions set forth herein reflect only the application of applicable Indiana and New York State law (excluding, without limitation, (A) all laws, rules and regulations of cities, counties and other political subdivisions of each such State and (B) the securities, blue sky and criminal laws of such states, as to which we express no opinion) (the jurisdictions referred to in this sentence being sometimes together referred to herein as the "Opinion Jurisdictions"). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of the laws of any jurisdiction other than the Opinion Jurisdictions.

(b)               Our opinions contained herein are limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

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June 16, 2020

(c)               Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees.

(d)               We express no opinion as to:

(i)                 the enforceability of (A) any provision of the Indenture or the Securities (together, the "Operative Documents") purporting or attempting to (1) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Company, any Indiana Guarantor or any other person to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, legal defenses, statutes of limitations, statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law or (7) provide for or grant a power of attorney, or (B) any provision of the Operative Documents relating to choice of law;

(ii)              the enforceability of (A) any rights to indemnification or contribution provided for in the Operative Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) any provisions in the Operative Documents purporting to provide to the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it, or (C) provisions in the Operative Documents whose terms are left open for later resolution by the parties; or

(iii)            the validity, binding effect or enforceability of any provision in the Operative Documents that (A) purports to create joint and several liability for affiliated obligors except to the extent that each such affiliated obligor may be determined to have benefited from the incurrence of the obligations by its affiliated obligors or whether such benefit may be measured other than by the extent to which the proceeds of the obligations incurred by its affiliated obligors are, directly or indirectly, made available to such affiliated obligor for its corporate, limited liability company or other analogous purposes or (B) seeks to preserve the solvency of any Indiana Guarantor by purporting to limit the amount of the liability of, and/or to provide rights of contribution in favor of, such Indiana Guarantor.

Hillenbrand, Inc.

June 16, 2020

(e)               We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent (direct or indirect) (A) where such guarantee is not bona fide under Indiana law, or (B) to the extent that it has not been determined that such subsidiary has benefited from the incurrence of the indebtedness by its parent (direct or indirect) or if any such benefit is measured other than by the extent to which the proceeds of the indebtedness incurred by its parent (direct or indirect) are, directly or indirectly, made available to such subsidiary for its corporate, limited liability company or other analogous purposes.

(f)                Enforceability of the Guarantees is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantees may be unenforceable under or limited by the laws of the Opinion Jurisdictions; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantees, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantees after execution and delivery of such Guarantees may prevent the practical realization of the benefits intended by the Guarantees through a release or discharge of one or more Indiana Guarantors.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and to the use of our name under the caption "Legal Matters" in the Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Ice Miller LLP